Schedule "N"

British Columbia Securities Commission

BCSC

Hutchings
MAY 12 2003

Headnote
Relief from the requirement to send an information circular to securityholders by prepaid mail, subject to certain conditions

Exemption Order

Viceroy Resource Corporation and Quest Investment Corporation

Section 155 of the *Company Act*, R.S.B.C. 1996, c. 62

Background

¶ 1 Viceroy Resource Corporation (Viceroy) and Quest Investment Corporation (Quest) (together, the companies) applied for an exemption from the requirement to send an information circular to securityholders, by prepaid mail, in section 154 of the Company Act;

Representations

¶ 2 Each of the companies represents that:

1. it is organized under the laws of British Columbia;

2. it is a reporting issuer in British Columbia and is up to date with all its filings under the *Securities Act*, R.S.B.C. 1996, c.418, and the Company Act;

3. for purposes of a proposed plan of arrangement (the arrangement), it proposes to call an extraordinary general meeting to obtain securityholders' approval; in order to reduce the costs associated with convening a separate annual general meeting, it will hold its 2003 annual general meeting concurrently with its extraordinary general meeting (together, the meeting);

4. it will mail to its securityholders the required notice of meeting, a summary (the summary) of the information circular prepared in connection with the arrangement (the joint information circular) and a form of proxy (together, the meeting materials);

Tel: 604 899-6500 Fax: 604 899-6506 Toll Free: 1 800-373-6393 www.bcsc.bc.ca
P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, BC, Canada V7Y 1L2

5. the joint information circular will include the information and documentation statutorily required to be sent to securityholders in connection with the annual general meeting;

6. it will file the joint information circular with the Commission, and with certain other provincial securities regulators, via SEDAR, and the joint information circular will be made available electronically to securityholders on its website, designated in the notice of meeting;

7. the summary to be provided to its securityholders will contain a succinct and clear outline of the arrangement, with references to where and how the full text of the joint information circular may be accessed electronically;

8. copies of the joint information circular will be mailed, free of charge, to securityholders making such request of it;

9. section 154 of the Company Act requires that information circulars sent to securityholders of a company whose votes are being solicited, be sent by prepaid mail (the delivery requirement);

10. the availability of the joint information circular through an internet website is functionally equivalent to delivering the joint information circular in accordance with the delivery requirement because it appropriately addresses the elements of notice, access and non-corruption of documents in the delivery process; and

11. the use of an internet website will reduce substantially the waste and expense that would be incurred by the companies in printing and mailing the joint information circular to their securityholders.

Order

¶ 3 Because in the circumstances of this case there is adequate justification for so doing, the Commission orders, under section 155 of the Company Act, that each of the companies is exempt from the delivery requirement, provided that:

1. printed copies of the notice of meeting, the summary and a form of proxy are delivered to its securityholders by mail, which notice states that the joint information circular is available to them electronically or, by request, in its printed form;

2. its securityholders are provided with access to the joint information circular

(a) electronically, through the website designated in the notice of meeting; or

(b) in its printed form, on request to Viceroy or Quest, as appropriate, and where such request is made, a printed copy is provided by mail, free of charge; and

3. the joint information circular available electronically to its securityholders is identical in its content to the printed copy of that document.

¶4 May 9 , 2003

Brenda Leong
Director